10f-3 Report

SMITH BARNEY INVESTMENT SERIES FUNDS

DIVIDEND STRATEGY PORTFOLIO

November 1, 2004 through March 30, 2005



Issuer

Assurant


Trade Date

1/20/2005

Selling Dealer

Morgan Stanley

Price

$30.600

Trade Amount

$8,290

% Received by Fund

0.030%

% of Issue(1)

3.316%(A)



(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $893,710.